UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

LIFEVANTAGE CORPORATION
(Name of Registrant as Specified In Its Charter)

THE RADOFF FAMILY FOUNDATION Bradley l. radoff SUDBURY CAPITAL FUND, LP SUDBURY CAPITAL GP, LP SUDBURY HOLDINGS, LLC SUDBURY CAPITAL MANAGEMENT, LLC dayton judd michael lohner
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Bradley L. Radoff, Sudbury Capital Fund, LP and the other participants named herein (collectively, the “Radoff-Sudbury Group”), have filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of the Radoff-Sudbury Group’s highly-qualified director nominees at the fiscal year 2024 annual meeting of stockholders of LifeVantage Corporation, a Delaware corporation (the “Company”).

On October 26, 2023, the Radoff-Sudbury Group issued the following press release:

ISS Recommends LifeVantage Corporation’s Stockholders Vote FOR Boardroom Change on the Radoff-Sudbury Group’s BLUE Proxy Card at the Upcoming Annual Meeting

A Leading Independent Proxy Advisory Firm Recommends FOR Nominee Dayton Judd, Who Possesses CEO-Level Turnaround Experience, Corporate Governance and Strategic Planning Acumen and Wellness Industry Expertise

Firm Recommends AGAINST Chairman Garry Mauro While Highlighting That His 15-Year Tenure is Marked by Negative Performance, Frequent Management Turnover and Overall Instability

Firm Also Notes That “Refreshed Board Leadership” and “Further Change” Would Benefit LifeVantage’s Stockholders

The Radoff-Sudbury Group Urges Stockholders to Vote for Its Full Slate – Dayton Judd, Michael Lohner and Bradley L. Radoff – to Secure the Optimal Level of Boardroom Change

NEW YORK--(BUSINESS WIRE)--Bradley L. Radoff and Sudbury Capital Fund, LP (together with their affiliates, the “Radoff-Sudbury Group,” “we” or our “Group”), who collectively own approximately 12.8% of the outstanding stock of LifeVantage Corporation (Nasdaq: LFVN) (“LifeVantage” or the “Company”), today announced that Institutional Shareholder Services Inc. (“ISS”), a leading independent proxy advisory firm, has recommended stockholders support boardroom change by voting on the Radoff-Sudbury Group’s BLUE Proxy Card. In particular, ISS recommended stockholders elect independent director candidate Dayton Judd and withhold support for long-tenured Chairman Garry Mauro at the Company’s upcoming Annual Meeting of Stockholders (the “Annual Meeting”).

The Radoff-Sudbury Group commented:

“We appreciate that ISS has spotlighted the urgent need for change and, very importantly, new boardroom leadership at LifeVantage. In our view, the firm’s recommendation for the addition of Mr. Judd and the removal of Chairman Mauro sends an important signal to stockholders about the root of the boardroom dysfunction and value-destructive decisions that have plagued LifeVantage for many years. With this context in mind, we also believe the Board would benefit from Michael Lohner’s direct selling and wellness experience, as well as Bradley Radoff’s capital allocation expertise, audit experience and successful track record of value creation. If elected, our three director candidates will enter LifeVantage’s boardroom with open minds and work with the remaining four directors to explore all paths to driving sustained value for all of the Company’s stakeholders.”

In its report, ISS highlighted the Company’s poor performance and related party transactions under Chairman Garry Mauro’s 15+ year reign:1

•	“The past 15 years have been a turbulent ride for shareholders. The stock price has fluctuated dramatically, leadership has been overhauled multiple times, and despite flashes of promise, operational performance has failed to develop lasting momentum.”

•	“Over [Mr. Mauro’s] tenure, the company has had three management overhauls, and has had four major stock rallies followed by crashes […]”

•	“[…] The company recognized an impairment of $2.2 million on its investment in [Gig Economy Group] during FY 2022. It is also worth noting that approximately a year after the company commenced its partnership with Real Salt Lake, the team’s owner, Dell Loy Hansen, became a major shareholder of the company. Shareholders would benefit from additional disclosure about these business relationships, transactions, and other developments.”

•	“[…] shareholder support for incumbent directors has waned […] signaling discontent with performance. […] It could be challenging for shareholders to fully buy into the board’s strategy absent more confidence in the nature and degree of relevant disclosures.”

•	“[…] there are lingering questions about related party transactions and business relationships. Most concerning is the insufficient level of disclosure on these important matters.”

In detailing why boardroom change is warranted and stockholder perspectives are needed at LifeVantage, ISS noted:

•	“[…] the underperformance during [Mr. Mauro’s] prolonged tenure […] suggests that shareholders may benefit from a change in board leadership and the addition of more independent voices, particularly ones that would bring a shareholder perspective.”

•	“The company’s lack of consistency over the years and certain decisions made by the board suggest that the presence of a significant shareholder representative with relevant industry experience would be beneficial.”

•	“The dissidents’ nominee Judd […] would provide an independent voice to the board. Judd would bring strategy and finance expertise from his prior roles […] as well as public board experience. In addition, his successful turnaround track record as CEO and chairman of FitLife Brands appears to be directly relevant and valuable to LFVN.”

•	“The addition of an independent outsider fulfilling those qualifications would help ensure that the board’s disclosures adequately address areas of concern for investors and that future capital allocation decisions prioritize sustainable shareholder value creation.”

•	“Chairman Mauro, who joined the board in 2008 and has led the company during most of his 15-year tenure, a period marked by instability […] it appears that at this juncture, the company would benefit more from having a director with an outside perspective and operational expertise in the consumer products/health & wellness industry.”

1 Permission to quote ISS was neither sought nor obtained. Emphases added.

***

VOTE “FOR” THE HIGHLY QUALIFIED RADOFF-SUDBURY NOMINEES ON THE BLUE PROXY CARD AHEAD OF LIFEVANTAGE’S UPCOMING ANNUAL MEETING ON NOVEMBER 6, 2023.

ONLY YOUR LATEST DATED VOTE COUNTS. IF YOU VOTED FOR THE COMPANY’S NOMINEES PREVIOUSLY, A LATER DATED VOTE FOR THE RADOFF-SUDBURY NOMINEES WILL OVERRIDE YOUR PRIOR VOTING INSTRUCTIONS.

IF YOU HAVE ANY QUESTIONS REGARDING HOW TO VOTE, PLEASE CALL SARATOGA PROXY CONSULTING AT (888) 368-0379 OR (212) 257-1311 OR BY EMAIL AT INFO@SARATOGAPROXY.COM.

PLEASE KNOW THAT BOTH YOUR INTERACTION WITH OUR PROXY SOLICITOR AND YOUR VOTING DECISION ARE COMPLETELY CONFIDENTIAL. SIMILARLY, IF YOUR LIFEVANTAGE SHARES ARE HELD WITH A BROKER, YOUR VOTING DECISION IS COMPLETELY CONFIDENTIAL.

***

Contacts

Saratoga Proxy Consulting LLC

John Ferguson / Joe Mills, 212-257-1311

info@saratogaproxy.com

###